UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event Reported): October 24, 2005

                                  EQUINIX, INC.
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             (Exact Name of Registrant as Specified in its Charter)


          Delaware                  000-31293                77-0487526
----------------------------   -------------------   ---------------------------
(State or Other Jurisdiction    (Commission File          (I.R.S. Employer
      of Incorporation)              Number)            Identification Number)


                                301 Velocity Way
                          Foster City, California 94404
                                 (650) 513-7000
    -----------------------------------------------------------------------
      (Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))




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Item 1.01. Entry Into A Material Definitive Agreement.

     On October 24, 2005, Equinix RP, Inc., a Delaware Corporation and wholly-owned subsidiary of Equinix, Inc. ("Equinix") entered into a definitive purchase and sale agreement ("Agreement") with iStar Financial Inc., a Maryland real estate investment trust ("Buyer"). The Agreement governs the sale and leaseback by Equinix of an existing, improved 107,000 square foot data center located in El Segundo, California known as the Maple data center. The purchase price was determined through negotiations between Equinix and Buyer, and is approximately $38.7 million dollars to be paid in cash at closing. The long-term lease between Equinix and Buyer will commence upon closing, and is at market rates with options to renew. The sale-leaseback transaction is subject to closing contingencies, and it is expected that these conditions will be removed on or before November 1, 2005 and the transaction will close before the end of the year. Buyer is also the owner of approximately 39 acres of unimproved land which Equinix currently leases in San Jose, California.


Item 8.01. Other Events

     On October 24, 2005, Equinix, Inc. entered into a non-binding letter of intent to obtain long-term debt financing on Equinix's recently-purchased Washington, D.C. area data center campus and to amend its ground lease for 39 acres of land in San Jose to allow for early termination of Equinix's obligations under this lease.

     Regarding the Washington D.C. area data center financing, Equinix has negotiated a non-binding letter of intent to finance this acquisition with a $60 million mortgage over 20 years. This financing is subject to completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, Equinix currently expects the transaction to close before the end of the year. In addition, Equinix currently intends to list for sale those buildings within the business park that will not be used for its current operations or expansion plans.

     Equinix also announced today that it has entered into a non-binding letter of intent for the early termination of its San Jose ground lease. The ground lease, which covers 39 acres, was entered into in June of 2000, had a remaining commitment of nearly $100 million through 2020. Under the proposed terms of the letter of intent, Equinix will pay $40 million over the next four years, commencing January 1, 2006, as well as certain carrying costs of the property totaling an additional amount of approximately $1.5 million. This financing is subject to completion of definitive agreements, and although there is no assurance the definitive agreements will be completed, the Company currently expects the transaction to close in January 2006. As a result of the deal, Equinix will incur a restructuring charge in the range of $35-$40 million in the fourth quarter.


Item 9.01. Financial Statements and Exhibits

     (c) Exhibits.

     99.1 Press Release of Equinix, Inc. dated October 25, 2005, furnished in accordance with Items 1.01 and 8.01 of this Current Report on Form 8-K.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         EQUINIX, INC.


DATE:  October 25, 2005                  By: /s/  KEITH D. TAYLOR
                                             --------------------

                                             Keith D. Taylor
                                             Chief Financial Officer